Exhibit 23.2

(JAMES E. PRATT LETTERHEAD)


June 28, 2001


Merle Ferguson
Chief Executive Officer
World Homes, Inc.
4505 W. Hacienda
Las Vegas, NV 89118

Dear Merle:

                You have requested my opinion regarding whether 150,000 shares of World Homes, Inc.'s (the "Company") common stock is eligible to be issued to Hyperion Holdings, LLC pursuant to a Form S-8 Registration Statement.

FACTS

                The Company has advised me of the following facts: The Company entered into a Non-Exclusive Consulting Agreement (the "Agreement") with Hyperion Holdings, LLC ("Hyperion") on May 23, 2001. Hyperion agreed to provide the following financial consulting services to the Company pursuant to the Agreement:

                        "3. Financial Consulting Services. During the term hereof, Hyperion agrees to provide financial consulting services to the Company in the form of: (i) evaluating the Company's requirements for funding the growth and expansion of the Company's operations; (ii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; (iii) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not such opportunities are originated by Hyperion or others."

                Under the Agreement, the Company agreed to pay Hyperion 150,000 shares of the Company's common stock issued pursuant to a Form S-8 Registration Statement. The Company also agreed to pay additional consideration to Hyperion. Such additional consideration is not covered by this legal opinion.

Discussion

                Securities offered in connection with employee benefit plans qualify for issuance pursuant to a form S-8 Registration Statement. An employee benefit plan is defined as "any...written compensation contract solely for...consultants or advisors, provided that bona fide services are rendered by any consultants or advisers covered by such plan and such services are not in connection with the offer or sale of securities in a capital raising transaction." (SEC Rule 405, 17 CFR S230.405, Fed. Sec. L. Rep. (CCH) Pp. 3342).

                The eligibility of consultants to receive stock issued pursuant to a Form S-8 Registration Statement depends "upon the specific character of the services provided." This is discussed in detail in SEC Release No. 33-7646, 34-41109; File No. 57-2-98, pertinent excerpts of which are set forth as follows:

                        "For example, business development consultants retained to identify another company as a potential partner for technology development may be compensated with securities registered on the form.
A consultant who advises the issuer on business strategy or compensation policies also will be eligible. A consultant who arranges a bank credit line for the issuer similarly will be eligible. In contrast, a consultant who arranges a financing that involves any securities issuance -whether equity or debt - will not be eligible." p. 13.

                Hyperion's financial consulting services consist of:

(i) evaluating the Company's requirements for funding the growth and expansion of the Company's operations;

(ii) analyzing the impact of business decisions, policies and practices on the value of the Company's business and securities;

(iii) Bringing to the attention of the Company possible business opportunities generally whether or not such opportunities are originated by Hyperion or others.

These consulting services would, in my opinion, fall within the parameters of services performed by consultants that are eligible for compensation pursuant to a Form S-8 Registration Statement.

        The SEC has recognized that certain abuses of registering securities under Form S-8 have occurred. The above-cited SEC Release comments on these abuses:

                        "Form S-8 also has been misused to register securities issued to compensate "consultants" and "advisors" for promoting the issuer's securities. This practice facilitates securities fraud by providing compensation as incentive to persons who hype the issuer's stock, and may result in these persons conditioning the market for resales of the issuer's securities." p. 4

                        "The Form S-8 definition of "employee" and the Securities Act definition of "employee benefit plan" both permit participation by a consultant or advisor who provides bona fide services to the issuer other than in connection with the offer or sale of securities in a capital-raising transaction. In response to telephone inquiries, the staff has interpreted these standards to preclude the issuance of securities on Form S-8 to consultants or advisors wither:

        "as compensation for any service that directly or indirectly promotes or maintains a market for the issuer's securities; or

                "as conduits for distributing securities to the general public." p. 7

                        "Issuers also have misused Form S-8 to register securities issued to consultants and advisors as compensation for their services as stock promoters. Public investors who purchase these securities in effect compensate promoters for their services to the issuer, which sometimes include the dissemination of material fraudulent information. These transactions are outside the scope of transactions permitted to be registered on Form S-8." p. 9

                        "The prohibition relating to services that directly or indirectly promote or maintain a market for securities is aimed at services that may reasonable be expected to raise (or sustain) the market price of the registrant's securities. For example, persons who hype the issuer's securities in an Internet newsletter, or otherwise publish or disseminate information that reasonably may be expected to influence the price of the issuer's securities, must not be compensated with Form S-8 registered securities, whether or not receipt of compensation from the issuer is disclosed." p. 12

                The SEC formerly required that the consultant or advisor must be a natural person and not a corporation or other legal entity. The SEC has modified this requirement, permitting the issuer (in this case, the Company) to contract with a legal entity other than a natural person. However, the securities issued pursuant to the Form S-8 Registration Statement must be issued to natural persons, not to such legal entity. The above-cited SEC Release is very clear regarding this requirement:

                "We agree with commenters that it should not matter is the consulting contract is with an entity or a natural person, as long as the securities registered are issued to the natural persons working for the consulting entity who provide bona fide serife3s to the issuer. Where the securities are issued to these persons, contracting with a consulting entity would not abuse Form S-8. We have revised the amendments to eliminate the proposed requirement that issuers contract only with natural persons, while retaining the requirement that the securities must be issued to natural persons." p. 10

                Therefore, the 150,000 shares much be issued to individuals, presumably principals and/or employees of Hyperion. Hyperion will determine the individuals to whom the securities are to be issued and the respective numbers of shares.

                The SEC has stated in the above-cited release that "as to consultants and advisors, the character of the service provided will determine whether Form S-8 is available..." pp. 11. According to the Agreement between the Company and Hyperion, the "character of the service provided "appears to be within the parameters of securities issued pursuant to a Form S-8 Registration Statement.

                However, because the SEC has alleged violations of Sections 5(a) and 5(c) of the Securities Act (misuses of Form S-8 to raise capital for World Homes, Inc.) in Securities and Exchange Commission v. World Homes, Inc.:
Merle Ferguson and Susan Donohue, (USDC, District of Nevada, CV-S-01-0658-PMP-
LRL), and because under the proposed consent judgment all defendants are enjoined inter alia from violating Sections 5(a) and 5(c) it is necessary, in my opinion, for the protection of Merle Ferguson, Susan Donohue and World Homes, Inc. that Hyperion sign a disclaimer that its financial consulting activities will be services that are eligible for compensation under a Form S-8 Registration Statement. I have attached a proposed disclaimer to this opinion letter as Exhibit "A".

                Accordingly, (i) if the facts are as stated in the "Facts" portion of this opinion letter and (ii) only after receipt by the Company of the disclaimer executed by Hyperion (copy to the undersigned), it is my legal opinion that the Company may register 150,000 shares of its common stock pursuant to Form S-8 and issue the 150,000 shares to individuals designated by Hyperion as compensation under Hyperion's May 23, 2001 Agreement with the Company.

                If you have any questions regarding or related to this opinion letter, please give me a call.

                                                        Very truly yours,

                                                        /s/
                                                        James E. Pratt



(On letterhead of Hyperion Holdings, LLC)


Merle Ferguson
Chief Executive Officer
World Homes, Inc.
4505 W. Hacienda
Las Vegas, NV  89118

Dear Merle:

Pursuant to your request, please be advised that the services of Hyperion Holdings, LLC ("Hyperion") in its May 23, 2001 agreement with World Homes, Inc. do not include any services that directly or indirectly:

(i) involve the offer or sale of securities in a capital raising transaction;

(ii) promote or maintain a market for World Homes, Inc. securities; or

(iii) serve as a conduit for distributing securities to the general public.

We are familiar with the requirements for issuance of stock pursuant to Form S-8 Registration Statements and all of our services to World Homes, Inc. under the May 23, 2001 agreement comply with those requirements.

                                                Very truly yours,

                                                /s/
                                                Hyperion Holdings, LLC
                                                By: Paul T. Mannion, Jr.
                                                President


EXHIBIT "A"